EXHIBIT A
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                                                ARTICLES OF AMENDMENT
                                                        OF
                                             PUBLIC SERVICE COMPANY OF
                                           NORTH CAROLINA, INCORPORATED


         The undersigned Corporation hereby submits these Articles of Amendment (these "Articles of Amendment" or this "Certificate") for the purpose of amending its Amended and Restated Charter pursuant to Section 55-6-02 of the North Carolina Business Incorporation Act:

         1. The name of the Corporation before amendment: Public Service Company of North Carolina, Incorporated.

         2. The name of the Corporation after amendment: Public Service Company of North Carolina, Incorporated.

         3. The Amended and Restated Charter of the Corporation is hereby amended by adding the following Section 4 to Article EIGHTH:

                  4. SERIES A. A further additional series of Cumulative Preferred Stock consists of a series designated as "Series A Cumulative Preferred Stock" (hereinafter called the "Series A Preferred Stock"), which initially consisted of 1,500,000 shares. The relative rights and preferences of the Series A Preferred Stock were and shall continue to be as follows:

                           (A) Subject to the prior and  superior  rights of the
                  holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and, if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $1.00 per share, of the Corporation ("Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event that the Corporation, at any time after April 9, 1997 (the "Rights Declaration Date"), shall (i) declare any dividend on Common Stock payable in shares of Common Stock,


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                  (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case, the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                           (B) Except as set forth  herein,  holders of Series A
                  Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action.

                           (C) Whenever  quarterly  dividends or other dividends
                  or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

                                    (1)  declare or pay  dividends  on, make any
                           other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                                    (2) declare or pay  dividends on or make any
                           other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                                    (3) redeem or purchase or otherwise  acquire
                           for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation, at any time, may redeem, purchase, or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                                    (4) purchase or otherwise acquire for con-
                           sideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the
                           Series  A  Preferred   Stock,   except  in
                           accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration on of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                           (D) The  Corporation  shall not permit any subsidiary
                  of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation, under Paragraph (C) of this Section 4, could purchase or otherwise acquire such shares at such time and in such manner.

                           (E) Upon any  liquidation  (voluntary or  otherwise),
                  dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preferred"). Following the payment of the full amount of the Series A Liquidation Preferred, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share ("Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preferred by
                  (ii) 100 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preferred and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock shall receive an amount per share equal to the quotient obtained by dividing (i) the product of (a) the Adjustment Number and (b) the remaining assets to be distributed by (ii) the sum of (ii) number of shares of Common Stock and (b) the product of (x) the Adjustment Number and (y) the number of Series A Preferred Stock. After payment of the contemplated amounts, holders of Common Stock shall receive the remaining assets to be distributed on a pro rata basis.

                                    (1)  In  the   event,   however,   that  the
                           Corporation lacks sufficient assets available to permit payment in full of the Series A Liquidation Preferred and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that the Corporation lacks sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets to be shall be distributed ratably to the holders of Common Stock.

                                    (2) In the  event  the  Corporation,  at any
                           time after the Rights Declaration Date, shall (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                           (F) The shares of Series A Preferred  Stock shall not
                  be redeemable.

                           (G) The Series A Preferred Stock shall rank junior to
                  all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of such series shall provide otherwise.

                           (H) Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

         4. These Articles of Amendment were adopted by the Board of Directors of the Corporation on April 9, 1997 prior to issuance of any shares of Series A Preferred Stock in accordance with Section 55-6-02 of the North Carolina Business Incorporation Act.
Shareholder action was not required.

         5.       These Articles of Amendment will be effective upon filing.


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         IN WITNESS  WHEREOF,  we have executed and subscribed this  Certificate and do affirm the foregoing as true under the penalties of perjury this 9th day of April, 1997.






                                           s/Charles E. Zeigler, Jr.
                                           =============================
                                           Charles E. Zeigler, Jr.
                                           Chairman of the Board, President and
                                             Chief Executive Officer

Attest:


         s/J. Paul Douglas
         =======================
         J. Paul Douglas
         Vice President - Corporate Counsel
                  and Secretary




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